EXHIBIT 21

SPARTECH CORPORATION
SUBSIDIARIES OF REGISTRANT

Legal Entity                   DBA                       Incorporation
Atlas Alchem Plastics, Inc.    Spartech Plastics         DE
                               Spartech Compounding

The Resin Exchange, Inc.       Spartech Compounding      MO
                               Resin Exchange

Franklin Burlington, Inc.      Spartech Compounding      DE
                               Spartech Vy-Cal Plastics

Alchem Plastics, Inc.          Spartech Plastics         DE

Alchem Plastics Corporation    Spartech Plastics         GA

Spartech Plastics, Inc.        Spartech Plastics         DE
                               Portage Industries

Spartech Industries, Inc       Hamelin Industries        DE

Spartech Canada, Inc.          GM Plastics               New Brunswick, CAN
                               Genpak
                               Hamelin Enterprises
                               Korlin